Exhibit (2)(h)(5)

Execution Version

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 21, 2023, by and between Carlyle Credit Income Fund, a Delaware statutory trust (the “Fund”), and each purchaser identified on Appendix A hereto (each, a “Purchaser” and collectively the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the Fund desires to issue, and each Purchaser, severally and not jointly, desires to purchase, shares of the Fund’s 8.75% Series A Preferred Shares due 2028, liquidation preference $25.00 per share (the “Preferred Shares”), upon the terms and conditions as more particularly provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Fund and each Purchaser hereby agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING

1.1. Purchase and Sale of the Shares. At the Closing (as defined in Section 1.2), the Fund shall sell to each Purchaser, and each Purchaser, severally and not jointly, shall buy from the Fund, upon the terms and conditions hereinafter set forth, the number of Preferred Shares as specified on Appendix A to this Agreement (all such Preferred Shares, the “Shares”), and at the purchase price of $24.25 per Share.

1.2. The Closing. The completion of the purchase and sale of the Shares (the “Closing”) shall occur at 10:00 a.m. (Eastern time) on November 30, 2023 (the “Closing Date”) at the offices of the Fund, or at such other time, date and location as the parties shall mutually agree. At the Closing, (a) the purchase price for the Shares being purchased by each Purchaser (the “Purchase Price”) shall be delivered by or on behalf of such Purchaser to the Fund as more particularly provided in Section 1.3 and (b) the Fund shall cause Equiniti Trust Company, LLC, the Fund’s transfer agent (the “Transfer Agent”), to deliver to each Purchaser the number of Shares as specified on Appendix A to this Agreement and as more particularly provided in Section 1.4.

1.3. Delivery of the Purchase Price. At the Closing, each Purchaser shall remit by wire transfer the amount of funds equal to the Purchase Price with respect to the Shares being purchased by it to the account designated by the Fund on Appendix B hereto.

1.4. Delivery of the Shares. On the Closing Date, each Purchaser shall direct the broker-dealer at which the account or accounts to be credited with the Shares being purchased by such Purchaser are maintained (which broker/dealer shall be a Depository Trust Company participant) to set up a Deposit/Withdrawal at Custodian (“DWAC”) instructing the Transfer Agent to credit such account or accounts with the Shares purchased by such Purchaser by means of an electronic book-entry delivery. Such DWAC shall indicate the Closing Date as the settlement date for the deposit of the Shares being purchased by such Purchaser. Immediately following the delivery to the Fund by or on behalf of each Purchaser of the Purchase Price in accordance with and pursuant to Section 1.3, the Fund shall direct the Transfer Agent to credit such Purchaser’s account or accounts with the Shares being purchased by such Purchaser pursuant to the information contained in the DWAC.

1.5. Conditions to the Fund’s Obligations. The Fund’s obligation to sell and issue the Shares to each Purchaser will be subject to the receipt by the Fund of the respective Purchase Price from such Purchaser as set forth in Section 1.3 and the accuracy of the representations and warranties made by such Purchaser and the fulfillment of those undertakings of such Purchaser to be fulfilled prior to the Closing Date.

1.6. Conditions to Purchaser’s Obligations. Each Purchaser’s obligation to purchase the respective Shares to be purchased by it hereunder is subject to the fulfillment to each such Purchaser’s reasonable satisfaction, prior to or at such Closing, of the following conditions:

(a) The representations and warranties of the Fund in this Agreement shall be correct when made and at such Closing.

(b) The Fund shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing.

(c) The Fund shall have delivered to each such Purchaser an officer’s certificate from an officer of the Fund, dated the date of such Closing, certifying that the conditions specified in Sections 1.6(a) and 1.6(b) have been fulfilled.

(d) The Fund shall have delivered to each such Purchaser a certificate of its Secretary, dated the date of such Closing, certifying as to (i) the resolutions attached thereto and other trust proceedings relating to the authorization, issuance and sale of the Shares and the authorization, execution and delivery of this Agreement and (ii) the Fund’s organizational documents as then in effect.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1. Purchaser Representations and Warranties. In connection with the purchase and sale of the Shares, each Purchaser represents and warrants, severally and not jointly, to the Fund that:

(a) Such Purchaser is acquiring the Shares for such Purchaser’s account and with no view to the distribution thereof. Such Purchaser has no present intent, agreement, understanding or arrangement to sell, assign or transfer all or any part of the Shares, or any interest therein, to any other person.

(b) Such Purchaser, in connection with its decision to purchase the Shares, relied only upon the Prospectus (as hereinafter defined) and the representations and warranties of the Fund contained herein. Further, such Purchaser acknowledges that the Prospectus was made available to such Purchaser before this Agreement (or any contractual obligation of such Purchaser to purchase the Shares) will be deemed to be effective.

(c) Such Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. The investment manager of each Purchaser (as identified in the signature page hereto), acting as agent, is duly authorized and empowered to execute this Agreement on behalf of each Purchaser. This Agreement has been duly and validly authorized, executed and delivered by or on behalf of each Purchaser, and this Agreement constitutes a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms.

(d) Such Purchaser understands that nothing in this Agreement or any other materials presented to such Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.

2.2. Fund Representations and Warranties. In connection with the purchase and sale of the Shares, the Fund represents and warrants to each Purchaser that:

(a) The Fund (i) has been duly formed and has legal existence as a statutory trust and is in good standing under the laws of the State of Delaware; (ii) has full power and authority to own, lease and operate its properties and assets, and conduct its business as described in the Registration Statement (as defined below) and the Prospectus; and (iii) is duly licensed and qualified to transact business and is in good standing in each jurisdiction where it owns or leases property or in which the conduct of its business or other activity requires such qualification, except where the failure to so qualify or to be in good standing would not have a material adverse effect on the Fund.

(b) The Fund has full power and authority to enter into this Agreement and to perform all of the terms and provisions hereof to be carried out by it. This Agreement has been duly and validly authorized, executed and delivered by or on behalf of the Fund. Assuming due authorization, execution and delivery by the other parties thereto, this Agreement constitutes a legal, valid and binding obligation of the Fund enforceable in accordance with its terms, subject to the qualification that the enforceability of the Fund’s obligations hereunder may be limited by U.S. bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors’ rights generally, whether statutory or decisional, and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law), and except as enforcement of rights to indemnity or contribution thereunder may be limited by federal or state securities laws.

(c) The Shares to be issued and delivered to and paid for by the Purchasers in accordance with this Agreement against payment therefor as provided by this Agreement have been duly authorized and when issued and delivered to the Purchasers will have been validly issued and will be fully paid and nonassessable.

(d) The offering and sale of the Shares hereunder are being made pursuant to an effective Registration Statement on Form N-2 (File Nos. 333-272426 and 811-22554), initially filed with the Securities and Exchange Commission (the “Commission”) on June 5, 2023, as amended by Pre-Effective Amendments No. 1, 2 and 3 and Post-Effective Amendments No. 1 and 2 (the “Registration Statement”), and the prospectus, dated September 29, 2023, including all documents incorporated by reference therein (the “Base Prospectus”), as supplemented by the prospectus supplement, dated the date hereof (which together with the Base Prospectus is herein referred to as the “Prospectus”), that will be filed with the Commission on or before the Closing Date. No stop order or other order suspending the Registration Statement has been issued and, to the best of the Fund’s knowledge, no proceedings for that purpose have been initiated or threatened by the Fund or any other governmental authority.

(e) The Prospectus does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the date as of which information is given in the Registration Statement and the Prospectus, except as otherwise stated therein, (i) there has been no material adverse change in the condition (financial or otherwise), business prospects, management, net assets or results of operations of the Fund, whether or not arising in the ordinary course of business (other than changes resulting from changes in securities markets generally).

(f) The financial statements, including the statement of assets and liabilities, together with any related notes or schedules thereto, included or incorporated by reference in the Registration Statement and the Prospectus present fairly the financial position of the Fund as of the dates and for the periods indicated and said statements were prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis.

(g) None of (i) the execution and delivery by the Fund of this Agreement, (ii) the issuance and sale by the Fund of the Shares as contemplated by this Agreement, the Registration Statement and the Prospectus and (iii) the performance by the Fund of its obligations under this Agreement (A) conflicts with or will conflict with, or results in or will result in a breach or violation of the declaration of trust, Supplement to the Amended and Restated Declaration of Trust (“Supplement to the Declaration of Trust”), bylaws or similar organizational documents of the Fund (each as may be amended and restated from time to time), (B) conflicts with or will conflict with, results in or will result in a breach or violation of, or constitutes or will constitute a default or an event of default under, or results in or will result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Fund under the terms and provisions of any agreement, indenture, mortgage, loan agreement, note, insurance or surety agreement, lease or other instrument to which the Fund is a party or by which it may be bound or to which any of the property or assets of the Fund is subject, except which breach, violation, default, lien, charge or encumbrance would not have a material adverse effect on the Fund, or (C) results in or will result in any violation of any order, law, rule or regulation of any court, governmental instrumentality, securities exchange or association or arbitrator, whether foreign or domestic, applicable to the Fund or having jurisdiction over the Fund’s properties, except which violation would not have a material adverse effect on the Fund.

(h) No consent, approval, authorization, notification or order of, or filing with, or the issuance of any license or permit by, any federal, state, local or foreign court or governmental or regulatory agency, commission, board, authority or body or with any self-regulatory organization, other non-governmental regulatory authority, securities exchange or association, whether foreign or domestic, is required by the Fund for the consummation by the Fund of the transactions to be performed by the Fund or the performance by the Fund of all the terms and provisions to be performed by or on behalf of it in each case as contemplated in this Agreement, the Registration Statement and the Prospectus, except such as (i) may be required and have been obtained under the Securities Act, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended (the “Investment Company Act”), or the Investment Advisors Act of 1940, as amended, or (ii) which failure to obtain would not have a material adverse effect on the Fund.

(i) Except as otherwise set forth in the Registration Statement or the Prospectus, there is no action, suit, claim, inquiry, investigation or proceeding affecting the Fund or to which the Fund is a party before or by any court, commission, regulatory body, administrative agency or other governmental agency or body, whether foreign or domestic, now pending or, to the knowledge of the Fund, threatened against the Fund, except which would not have a material adverse effect on the Fund.

(j) The operations of the Fund are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Money Laundering Control Act of 1986, as amended, the Bank Secrecy Act, as amended, the United and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Fund with respect to the Money Laundering Laws is pending or, to the knowledge of the Fund after reasonable inquiry, threatened.

(k) The Fund intends to direct the investment of the proceeds of the offering of the Shares in such a manner as to comply with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and has qualified and will continue to operate in compliance with the requirements to maintain its qualification as a regulated investment company under Subchapter M of the Code.

(l) Neither the Fund, nor to the knowledge of the Fund, after reasonable inquiry, any trustee, officer, agent, employee or affiliate of the Fund is (i) currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any other relevant sanctions authority or (ii) located, organized or resident in a country or territory that is subject to sanctions by OFAC or any other relevant sanctions authority; and the Fund will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or any other relevant sanctions authority.

(m) The Fund is duly registered with the Commission under the Investment Company Act as a non-diversified, closed-end management investment company; the provisions of the Fund’s declaration of trust, Supplement to the Declaration of Trust and bylaws (each as may be amended and restated from time to time) comply in all material respects with the requirements of the Investment Company Act.

(n) The Fund shall, by 5:30 p.m. Eastern time on the second trading day immediately following the date of this Agreement, file a post-effective amendment to the Registration Statement including the form of this Agreement and an opinion of legal counsel as to the validity of the Shares as exhibits thereto.

ARTICLE III

OTHER AGREEMENT OF THE PARTIES

3.1. It is the intent of the parties to this Agreement that in no event shall Purchasers, by reason of this Agreement or the transactions contemplated thereby, be deemed to control, directly or indirectly, the Fund, and Purchasers shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Fund.

ARTICLE IV

GENERAL PROVISIONS

4.1. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Fund and each Purchaser hereby will survive the execution of this Agreement, the delivery to such Purchaser of the Shares and the payment by such Purchaser of the Purchase Price therefor for a period of one year.

4.2. Entire Agreement. This Agreement represents the entire agreement among the parties with respect to the transactions contemplated herein and supersedes all prior agreements, written or oral, with respect thereto.

4.3. Amendment and Waiver. The provisions of this Agreement may be amended only with the prior written consent of the Fund and each Purchaser. The failure of any party to insist upon strict adherence to any one or more of the covenants and restrictions in this Agreement, on one or more occasion, shall not be construed as a waiver, nor deprive such party of the right to require strict compliance thereafter with the same. All waivers must be in writing and signed by the waiving party.

4.4. Expenses. The Fund agrees to pay or cause to be paid, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, the reasonable costs, expenses and disbursements of counsel to the investment manager of each Purchaser, up to but not exceeding $15,000. Except as provided in the foregoing sentence, each Purchaser and the Fund will pay its own respective expenses, including attorneys’ fees, in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated by this Agreement.

4.5. Successors and Assigns. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of each other party, except that the Shares may be transferred by each Purchaser without the consent of the Fund.

4.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

4.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute a single agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

4.8. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

4.9. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision. The construction of this Agreement shall not be affected by which party drafted this Agreement.

4.10. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

4.11. Further Assurances. In connection with this Agreement and the transactions contemplated herein, the parties to this Agreement shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement on the date first written above.

CARLYLE CREDIT INCOME FUND

/s/ Lauren Basmadjian
Name:	Lauren Basmadjian
Title:	Chief Executive Officer

[Signature Page to Purchase Agreement]